EXHIBIT 99

Date:	July 26, 2007

Subject:	Baldor Electric Company
2nd Quarter 2007 Results and Discussion

Page:	1 of 3

Fort Smith, Arkansas – Baldor Electric Company (NYSE:BEZ) markets, designs, and manufactures industrial electric motors, power transmission products, drives, and generators and is based in Fort Smith, Arkansas. Today Baldor announced unaudited results for the second quarter and first six months of 2007.

	2nd Quarter			Year-To-Date
	2007	2006		2007	2006
(in thousands except per share data)	Jun 30, 2007	Jul 1, 2006	% Chg.	Jun 30, 2007	Jul 1, 2006	% Chg.
Net Sales	$491,615	$205,607	139%	$887,309	$397,921	123%
Cost of Sales	343,031	152,156		626,163	291,857

Gross Profit	148,584	53,451	178%	261,146	106,064	146%
SG&A	79,581	32,609		139,903	66,066

Operating Profit	69,003	20,842	231%	121,243	39,998	203%
Other Income	773	260		1,670	379
Interest Expense	30,385	1,626		50,913	2,881

Earnings Before Income Taxes	39,391	19,476	102%	72,000	37,496	92%
Income Taxes	14,179	7,079		25,920	13,731

Net Earnings	$25,212	$12,397	103%	$46,080	$23,765	94%

Earnings Per Share – Diluted	$0.54	$0.38	42%	$1.04	$0.72	44%
Dividends Per Share	$0.17	$0.17	0%	$0.34	$0.33	3%

Average Shares Outstanding	46,566	32,796		44,110	33,127

John McFarland, Chairman and CEO, commented on the Company’s results, “We are pleased to announce sales for the second quarter of $492 million, a 139% increase. Earnings increased 103% to $25 million, and earnings per share increased 42% to $0.54, on an increased number of diluted average shares outstanding of 46.6 million. For the quarter, gross margin improved to 30% and operating margin improved to 14%. Cash flow from operations increased to $112 million for the first six months of the year. We expect continued good financial results through the balance of the year. These results include the operations of Dodge® and Reliance Electric™ which were acquired on January 31, 2007.

“We accomplished a number of our objectives during the quarter, including the consolidation of two production facilities, the sale of the motor repair business, and the reduction of debt by an additional $75 million. The integration of Baldor, Dodge and Reliance is going well. We believe this combination makes us a stronger supplier to our customers and offers our employees greater opportunities.”

SELECTED FINANCIAL DATA (preliminary, unaudited)

	2nd Quarter			Year-To-Date
	2007	2006		2007	2006
(in thousands)	Jun 30, 2007	Jul 1, 2006	(in thousands)	Jun 30, 2007	Jul 1, 2006
Cash & Marketable Securities	$82,700	$34,504	Total Depr & Amortization	$33,364	$9,557
Trade Receivables – net	279,669	128,335	Cash Flow from Operations	111,766	13,510
Inventories	327,687	118,489	Capital Expenditures	18,628	7,461
			Dividends	15,574	10,801
Total Assets	2,920,260	531,488

Total Debt	1,427,025	115,025
Shareholders’ Equity	780,248	296,738	Depr & Amortization for purchase accounting	9,599

For more information contact
Date:	July 26, 2007	Baldor Electric Company P O Box 2400	Phone: Fax:	479-646-4711 479-648-5701
Subject:	Baldor Electric Company 2nd Quarter 2007 Results Discussion	Fort Smith, Arkansas 72902 John McFarland Ronald Tucker Tracy Long	Website:	www.baldor.com Chairman & CEO President & COO VP Investor Relations
Page:	2 of 3

We have prepared answers to a list of questions recently asked by shareholders.

Q… How was business during the quarter?

Industrial motor sales (66% of revenue) were up 10%, power transmission products (25% of revenue) were up 3%, drives sales (6% of revenue) were down 4%, and generator sales (3% of revenue) were up 16%. These growth rates include comparable second quarter 2006 Dodge and Reliance sales. Our motor business continues to provide a significant portion of our business growth. The strongest sales increases were seen in Super-E® premium-efficient motors, farm duty motors and pump motors. We expect this good growth to continue.

Q… Is this quarter’s operating margin of 14% sustainable?

Yes. We believe implementing best practices in manufacturing, purchasing, engineering, and sales and administration over the next three years will allow us to not only sustain this margin but improve it.

Q… How are raw material costs affecting you?

While we have many strategies to control our cost, raw material costs continue to show an upward trend. We closely monitor material prices and will implement further price increases if necessary.

Q… How much debt have you repaid?

We are pleased with the strong cash flow we generated in the first half of the year which, along with proceeds from stock and asset sales, allowed us to meet our 2007 debt reduction goal of $125 million by the end of June. As a result, our revised goal is to reduce debt by an additional $50 million by the end of 2007.

Q… Why did you sell the motor repair business?

During the quarter, we sold the Reliance electric motor repair business for approximately $50 million. The sale proceeds were used to reduce debt. We felt this business, which generated annual sales of approximately $75 million, competed with our existing customer base. No additional asset sales are expected.

Q… How is the integration of Baldor, Dodge and Reliance going?

The integration is going well, and synergies will become more apparent during the second half of the year. Some of the integration activities include:

*Purchasing – We continue to see opportunities to improve our material purchases, and we are working with our vendors to implement these as quickly as possible.

*Manufacturing – We consolidated production from two facilities into more profitable locations during the quarter. Costs for additional employees and training were incurred during the quarter as a result of these consolidations. These consolidations will be completed by the end of July.

For more information contact
Date:	July 26, 2007	Baldor Electric Company P O Box 2400	Phone: Fax:	479-648-5701 479-646-4711
Subject:	Baldor Electric Company 2nd Quarter 2007 Results Discussion	Fort Smith, Arkansas 72902 John McFarland Ronald Tucker Tracy Long	Website:	www.baldor.com Chairman & CEO President & COO VP Investor Relations
Page:	3 of 3

Q… How is the integration of Baldor, Dodge and Reliance going (continued)?

*Sales Force – Effective October 1, 2007, we will have a dedicated sales force for Dodge power transmission products as well as a dedicated sales force for motors, drives and generators. We are confident the creation of a separate sales force for Dodge will improve sales growth in the future.

*Information Systems Consolidation – We plan to consolidate our information systems onto a single platform over the next three years. Operating on one platform will result in higher productivity, lower hardware and software costs and more timely and accurate information for our customers on a global basis.

Q … When will your next update be?

We will hold a conference call on Friday, July 27, 2007 at 10:00 a.m. central time. Participants may listen to the discussion through the Company’s website at www.baldor.com or by calling 888-202-2422. A replay will be available through August 4, 2007 and can be accessed by calling 888-203-1112 (passcode 3022394).

We will also participate in the AG Edwards Emerging Growth Conference on September 19, 2007, in New York.

This document contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements contained in this document (including “estimate”, “believe”, “will”, “intend”, “expect”, “may”, “could”, “future”, “susceptible”, “unforeseen”, anticipate”, “would”, “subject to”, “depend”, uncertainties”, “predict”, “can”, “expectations”, “if”, “unpredictable”, “unknown”, “pending”, “assumes”, “continued”, “ongoing”, “assumption” or any grammatical forms of these words or other similar words) are based on the Company’s current expectations and some of them are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) the success in increasing sales and maintaining or improving the operating margins of the Company, and (v) other factors including those identified in the Company’s filings made from time-to-time with the Securities and Exchange Commission. These statements should be read in conjunction with the Company’s most recent annual report (as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission) containing a discussion of the Company’s business and of various factors that may affect it.